EXHIBIT 77D

The MFS Mid Cap Growth Fund (the "Fund"), a series of MFS Series Trust IV, changed its Investment Style disclosure in regard to its Principal Investment Policies and Strategies, as described in the supplement dated June 21, 2006 to the prospectus dated January 1, 2006, as filed with the Securities and Exchange Commission via EDGAR on June 21, 2006, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.